QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.18

EMPLOYMENT AGREEMENT

        This Employment Agreement ("Agreement") is made and entered into as of this 15th day of August, 2007, (the "Effective Date") between Hilltop Holdings Inc., a Maryland corporation ("Employer"), and Darren Parmenter ("Employee").

RECITALS

        WHEREAS, Employer and Employee desire to set forth in writing the terms and conditions of their agreement and understandings with respect to the employment of Employee.

        NOW, THEREFORE, in consideration of the mutual promises and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

        1.    Employment.    Employer hereby employs Employee, and Employee hereby accepts employment with Employer upon the terms and conditions herein stated.

        2.    Term.    The period of employment of Employee by Employer hereunder shall commence on the Effective Date, and shall continue in effect through the third anniversary of such date, unless sooner terminated as provided in Section 9 (the "Employment Period").

        3.    Position and Duties.    During the Employment Period, Employee shall serve as the Senior Vice President of Finance of Employer. Employee's responsibilities and authority shall include such responsibilities and authority as may from time to time be assigned to Employee by the Chief Executive Officer of the Employer and shall be consistent with Employee's title, position and stature with Employer.

        4.    Place of Performance.    In connection with Employee's employment by Employer, Employee shall be based in the Dallas, Texas metropolitan area, or such other location as may be mutually acceptable to the parties, except for required travel on Employer's business.

        5.    Extent of Services.    Employee agrees to devote substantially all of his business time and efforts to the performance of his duties for Employer (with allowances for vacations and sick leave). The foregoing shall not be construed as preventing Employee from maintaining or making investments, or engaging in other business, enterprises or civic, charitable or public service functions.

        6.    Compensation.    As his regular compensation for all services rendered by Employee under this Agreement to Employer, during the Employment Period, Employer shall pay Employee a salary (the "Base Salary") in an amount equal to $275,000 annually, payable in substantially equal periodic installments during the term hereof, in accordance with Employer's normal payroll practices, but no less frequently than monthly. It is understood that the Base Salary may be adjusted from time to time during the Employment Period by the Board of Directors of Employer (the "Board"), or the Board's Compensation Committee, in its sole discretion. All salary and any other current compensation (if any) paid to Employee shall be subject to such payroll and withholding deductions as are required by the laws of any jurisdiction, federal, state or local, with taxing authority with respect to such salary and other compensation, if any. Base Salary payments hereunder shall not in any way limit or reduce any other obligation of Employer hereunder, and no other compensation, benefit or payment hereunder shall in any way limit or reduce the obligation of Employer to pay Employee's Base Salary hereunder.

        7.    Bonuses and Other Benefits.

          7.1    Bonuses.    During the Employment Period, Employee shall be eligible to participate in all of Employer's management incentive bonus plans (or any successor or substitute bonus or incentive plan) and to receive an annual performance bonus (the "Bonus") pursuant to any such plan as may be awarded to him by the Board.

          7.2    Other Benefits.    Employee shall be entitled to participate in all of the employee compensation, equity incentive, welfare and benefit plans and arrangements (including any vacation policy or program) made available by Employer to its similarly situated executive officers, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements, provided that to the extent that any benefit or perquisite shall be provided to any other officer of Employer, Employee shall be entitled to receive the same. Employee shall be entitled to sick leave and vacation in accordance with Employer's plans in place from time to time; provided, however, that Employee shall be entitled to twenty (20) days of paid vacation in each calendar year in addition to any other holiday or day on which Employer's offices are closed.

          7.3    Offices.    Subject to Sections 3 and 4 hereof, Employee agrees to serve without additional compensation on the Board and/or any entity that is owned by or otherwise controlled by Employer (each a "Subsidiary") as a member of any committee of the board of directors of any of such companies, and/or in one or more executive management positions with any of Employer's Subsidiaries or affiliates, provided that the Employee shall be indemnified for serving in any and all such capacities on a basis no less favorable than is currently provided to any other director of Employer or any of its Subsidiaries or any such executive management position, as the case may be.

        8.    Expenses.    Employer shall promptly reimburse Employee for all reasonable business expenses incurred during the Employment Period by Employee in performing services hereunder, including all travel expenses and all living expenses while traveling on business or at the request of and in the service of Employer or a Subsidiary, as contemplated by Section 7.3 above, provided that such expenses are incurred and accounted for in accordance with the written policies and procedures established by Employer, which are incorporated herein by reference. The amount of expenses eligible for reimbursement during a calendar year shall not affect the expenses eligible for reimbursement in any other calendar year, and reimbursement of eligible expenses shall be made promptly and within thirty (30) days of request. Such request for reimbursement must be made within sixty (60) days of the date the expense was incurred.

        9.    Termination of Employment.

          9.1    Separation from Service.    Notwithstanding any other provision hereof, the term of this Agreement shall terminate if: (a) Employee dies, or (b) Employee has a separation from service as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), and the related Treasury Regulations, due to Employee's employment hereunder terminating as follows:

      (i)
      on account of Disability (in accordance with Section 9.2 below);

      (ii)
      involuntarily for Cause (as defined in Section 9.3 below);

      (ii)
      involuntarily without Cause;

      (iii)
      voluntarily for Good Reason (as defined in Section 9.4 below); or

      (iv)
      voluntarily upon Employee's resignation of employment for any reason other than Good Reason.

          9.2    Disability.    Disability means Employee's medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six (6) months, where such impairment causes Employee to be unable to perform the duties of his position of employment or any substantially similar position of employment. For a period of six (6) consecutive months beginning on the date that Employee first fails to perform his duties hereunder on account of his Disability, and so long as he continues to suffer a Disability, Employee shall continue to receive his full Base Salary at the rate in effect at the beginning of such period and continue as a participant in all compensation and benefit plans in which he was participating pursuant to Sections 7.1 and 7.2 until his employment is terminated pursuant to Sections 9.1(a) or 9.1(b)(i). Employee's employment will terminate on account of

  Disability on the first day after the end of the six (6) month period referred to in the previous sentence, provided that on such date Employee is still suffering a Disability. Employee will be deemed to no longer suffer a Disability on the date that Employee is no longer unable to perform his duties hereunder on account of such Disability.

          9.3    Cause.    Employer shall have "Cause" to terminate Employee's employment arrangement hereunder upon (a) the willful and continued failure by Employee to substantially perform Employee's duties with Employer (other than any such failure resulting from the Employee's Disability or any such actual or anticipated failure after the issuance of a Notice of Termination for Good Reason by Employee pursuant to Section 9.4 hereof) that has not been cured within thirty (30) days after a written demand for substantial performance is delivered to Employee by the Board, which demand specifically identifies the manner in which the Board believes that Employee has not substantially performed Employee's duties, (b) the willful engaging by Employee in conduct that is demonstrably and materially injurious to Employer or its Subsidiaries or affiliates, monetarily, or (c) Employee's conviction of, or entry by Employee of a guilty or no contest plea to, a felony involving dishonesty or theft under any laws of the U.S. or any state thereof. For purposes of clauses (a) and (b) of this definition, no act, or failure to act, on Employee's part shall be deemed "willful" unless done, or omitted to be done, by Employee not in good faith and without reasonable belief that Employee's act, or failure to act, was in the best interest of Employer.

          9.4    Good Reason.    Employee shall have "Good Reason" for terminating employment with Employer if there is a material reduction in Employee's Base Salary. Employee shall be required to provide a Notice of Termination within ninety (90) days following the occurrence of any event alleged by Employee to constitute Good Reason for the termination of his employment hereunder. If Employer remedies such event within thirty (30) days of its receipt of such Notice of Termination, such Notice of Termination shall be invalid and no termination for Good Reason due to such event shall occur.

          9.5    Notice of Termination.    Any termination of Employee's employment by Employer or by Employee (other than termination as a result of Employee's death) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 16. For purposes of this Agreement, a "Notice of Termination" shall mean a written notice that shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee's employment under the provision so indicated. Employer shall give thirty (30) days prior written Notice of Termination to Employee in the case of termination without Cause, and Employee shall give thirty (30) days prior written Notice of Termination to Employer in the case of Employee's resignation of employment for any reason other than Good Reason.

          9.6    Date of Termination.    "Date of Termination" shall mean (a) if Employee's employment is terminated by his death, the date of his death, or (b) if Employee's employment is terminated for any other reason as set forth in Section 9.1, the date thirty (30) days after the date of separation from service.

          9.7    Severance Benefits.    In the event of a termination of Employee's employment under this Agreement for any reason, Employee shall have no right to receive any compensation, remuneration, bonus or benefit for any period subsequent to the Date of Termination, except as may be provided in Section 10.

        10.    Compensation Upon Certain Employment Terminations.    Employee hereby agrees that no severance compensation of any kind, nature or amount shall be payable to Employee, or Employee's estate as applicable, except as expressly set forth in this Section 10, and except for such payments, Employee hereby irrevocably waived any claim for severance compensation.

          10.1    Death; Disability.    Following termination of Employee's employment pursuant to Sections 9.1(a) or 9.1(b)(i), Employer shall:

            (a)   In the case of (i) Employee's death, pay to Employee's estate any earned but unpaid Base Salary and previously accrued but unpaid Bonuses, and (ii) Employee's Disability, continue to pay and otherwise provide to Employee, until the Date of Termination, Base Salary and previously accrued but unpaid Bonuses (if any) and continue to allow Employee to participate in any welfare benefit plans in accordance with the terms of such plans;

            (b)   pay to Employee, or to Employee's estate, any accrued but unused vacation pay (the "Unpaid Vacation Amounts") in a lump sum within sixty (60) days following the Date of Termination;

            (c)   provide for the full vesting of any bonus or equity incentive awards then held by Employee to the extent unvested as of the Date of Termination;

            (d)   pay to Employee, or to Employee's estate, an amount equal to the pro rata portion to the Date of Termination of the value of Employee's bonus for the fiscal year in which the Date of Termination occurs under an annual incentive bonus plan adopted by Employer (or any successor or substitute bonus plan thereto), calculated by multiplying the award that Employee would have earned on the last day of such fiscal year, assuming achievement at target level of all performance goals established with respect to such bonus, by a fraction, the numerator of which is the number of days elapsed from the commencement of the fiscal year in which occurs the Date of Termination and the denominator of which is 365 (the "Pro Rata Bonus") in a lump sum within sixty (60) days following the Date of Termination; and

            (e)   for a period of eighteen months (the "Benefit Coverage Period"), provide Employee with COBRA benefits for the equivalent medical and dental benefit coverage received by Employee on the Date of Termination, and Employer shall bear the cost of such coverage; provided, however, that, in the case of termination after six (6) months of Disability, benefits otherwise due to Employee pursuant to this Section 10.1(e) shall be reduced to the extent benefits of the same type are received by or made available to the Employee during the Benefit Coverage Period by a subsequent employer ("Health Benefit Coverage").

          10.2    Termination by Employer without Cause or by Employee for Good Reason.    If, during the Employment Period, Employee's employment is terminated (a) by Employer other than for Cause or Disability, or (b) by Employee for Good Reason, Employer shall:

            (a)   Continue to pay and otherwise provide to Employee, until the Date of Termination, Base Salary and previously accrued but unpaid Bonuses (if any) and shall continue to allow Employee to participate in any welfare benefit plans in accordance with the terms of such plans;

            (b)   pay to Employee the Unpaid Vacation Amounts described in Section 10.1(a) in a lump sum within sixty (60) days following the Date of Termination;

            (c)   pay to Employee, or to Employee's estate, an amount equal to the sum of (i) Employee's then current annual Base Salary and (ii) the average annual cash bonus earned by Employee pursuant to an annual incentive bonus plan adopted by Employer (or any successor or substitute bonus plan thereto) during the three fiscal years immediately prior to the fiscal year in which the Date of Termination occurs (or, if three fiscal years have not elapsed from the Effective Date through the Date of Termination, average annual cash bonus so earned by Employee for the number of full fiscal years elapsed from the Effective Date through the Date of Termination; or, if no full fiscal years have elapsed during such period,

    Employee's target annual bonus for the year in which the Date of Termination occurs), paid in a lump sum within sixty (60) days following the Date of Termination;

            (d)   pay to Employee the Pro Rata Bonus described in Section 10.1(d) in a lump sum within sixty (60) days following the Date of Termination;

            (e)   provide the Health Benefit Coverage for the Benefit Coverage Period described in Section 10.1(e) following the Date of Termination; and

            (f)    provide for the full vesting of any bonus or equity incentive awards then held by Employee to the extent unvested as of the Date of Termination.

          Notwithstanding the foregoing, Employer's obligation to provide Employee the payments and benefits described in this Section 10.2 shall cease as of the date Employee breaches any of the provisions of Section 13 hereof.

          10.3    Termination by Employer for Cause or by Employee other than for Good Reason.    If Employee's employment shall be terminated by Employer for Cause or by Employee other than for Good Reason, then Employer shall pay Employee his Base Salary (at the rate in effect at the time Notice of Termination is given) through the Date of Termination, any accrued but unused vacation time, any accrued but unpaid bonus through the Date of Termination, and Employer shall have no additional obligations to Employee under this Agreement except as set forth in Section 10.4.

          10.4    Compensation Plans.    Following any termination of Employee's employment, Employer shall pay Employee all accrued but unpaid amounts, if any, to which Employee is entitled as of the Date of Termination under any compensation plan or benefit plan or program of Employer, at the time such payments are due, in any event, in accordance with the terms of such plans or programs.

          10.5    Limitations on Payments.

            (a)   Anything in this Section 10 to the contrary notwithstanding, in the event it shall be determined that any payment or distribution made, or benefit provided, by Employer to or for the benefit of Employee (whether paid or payable or distributed or distributable or provided pursuant to the terms hereof or otherwise) would constitute a "parachute payment" as defined in Code Section 280G, then the lump sum payments payable pursuant to Section 10 shall be reduced so that the aggregate present value of all payments in the nature of compensation to (or for the benefit of) Employee which are contingent on a change of control (as defined in Code Section 280G(b)(2)(A)) is One Dollar ($1.00) less than the amount which Employee could receive without being considered to have received any parachute payment (the amount of this reduction in the lump sum severance payment is referred to herein as the "Excess Amount"). The determination of the amount of any reduction required by this Section 10.5 shall be made by an independent accounting firm (other than Employer's independent accounting firm) selected by Employer and acceptable to Employee, and such determination shall be conclusive and binding on the parties hereto.

            (b)   Notwithstanding the provisions of Section 10.5(a), if it is established, pursuant to a final determination of a court or an Internal Revenue Service proceeding which has been finally and conclusively resolved, that an Excess Amount was received by Employee from Employer, then such Excess Amount shall be deemed for all purposes to be a loan to Employee made on the date Employee received the Excess Amount, and Employee shall repay the Excess Amount to Employer on demand (but no less than ten (10) days after written demand is received by Employee) together with interest on the Excess Amount at the "applicable Federal rate" (as defined in Code Section 1274(d)) from the date of Employee's receipt of such Excess Amount until the date of such repayment.

        11.    Return of Company Property.    Employee agrees that following the termination of his employment for any reason, he shall return all property of Employer or its Subsidiaries which is then in or thereafter comes into his possession, including, but not limited to, documents, contracts, agreements, plans, photographs, books, notes, electronically stored data and all copies of the foregoing as well as any automobile or other materials or equipment supplied by Employer to Employee, if any.

        12.    Mitigation.    Employee shall not be required to mitigate the amount of any payment provided for Employee by seeking other employment or otherwise. However, the amount of any payment or benefit provided for Employee hereunder shall be reduced by any compensation earned by Employee as the result of employment by another employer, by retirement benefits to the extent permitted under Code Section 409A, by offset against any amount claimed to be owed by Employee to Employer or otherwise.

        13.    Confidentiality.

          13.1    Confidential Information.    Upon execution of this Agreement and continuing on an ongoing basis during the term of this Agreement, Employer shall provide Employee with Confidential Information which Employee has not had access to or knowledge of before the execution of this Agreement. Such Confidential Information excludes information that is either in the public domain or was known to Employee prior to the commencement of this Agreement. For purposes of this Agreement, "Confidential Information" includes, but is not limited to, information regarding:

            (a)   any and all trade secrets concerning Employer or its Subsidiaries or any of their respective businesses, data, know-how, past, current and planned market research, policy forms, policy renewal retention analyses, master data files, agency agreements, customer lists, current and planned marketing and sales methods and processes, current or prior policy applicants, current or prior agents, current and anticipated customer requirements, underwriting guidelines, claims reports, claims management strategies, price lists, market studies, business plans, proprietary computer software and programs (including object code and source code), proprietary computer software and database technologies, systems, structures and architectures (and related processes, formulae, compositions, improvements, devices, know-how, discoveries, concepts, ideas, designs, methods and information) and any other information, whether or not documented in any manner, relating to Employer or its Subsidiaries or any of their respective businesses that is a trade secret within the meaning of applicable trade secret law;

            (b)   any and all information concerning Employer or its businesses (which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, personnel training, and sales or marketing techniques and materials), however documented; and

            (c)   any and all notes, analyses, compilations, studies, summaries, and other material prepared by or for any seller containing or based, in whole or in part, on any information included in the foregoing.

          13.2    Nondisclosure.    In exchange for Employer's promise to provide Employee with Confidential Information, Employee acknowledges and agrees that all Confidential Information known or obtained by him is the property of Employer. Employee agrees that he shall not during his employment with Employer under this Agreement or for twelve months thereafter, directly or indirectly, disclose to any unauthorized individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, governmental or quasi governmental authority of any nature, or other entity or use for its own account in violation of this Section 13.2 or for the benefit of any third party any Confidential Information, whether or not such information is embodied in writing or other physical form, without Employer's prior written consent, unless and to the extent that the Confidential Information is or becomes generally known to and available for use by the public other than as a result of Employee's fault or the fault of any other person bound by a duty of confidentiality to Employer, at the time such payments are due, in any event, in accordance with the terms of such plans or programs, and except as required in the ordinary course of Employer's business or Employee's work for Employer. If Employee becomes legally compelled by deposition, subpoena or other court or governmental action to disclose any of the Confidential Information, then Employee will give Employer prompt notice to that effect, and will cooperate with such party if such party seeks to obtain a protective order concerning the Confidential Information. Employee will disclose only such Confidential Information as its counsel shall advise is legally required.

          13.3    Return of Confidential Information.    Employee shall deliver to Employer, at any time as Employer may request, all documents, memoranda, notes, plans, records, reports, and other documentation, models, components, devices, or computer software, whether embodied in a disk or in other form (and all copies), relating to Employer or its Subsidiaries or any of their respective businesses and any other Confidential Information that Employee may then possess or have under its control.

        14.    Restrictive Covenants.

          14.1    Non-Competition.    Except for any ownership interest or engagement disclosed by Employee to Employer prior to the date of this Agreement, Employee agrees that, during the term of this Agreement and during the Restricted Period (defined below), other than in connection with his duties under this Agreement, he will not, without the prior consent of Employer, within the Restricted Area (as defined below), directly or indirectly, either as a principal, manager, agent, employee, consultant, contractor, officer, director, shareholder, partner, investor or lender or in any other capacity, be employed by, carry on, participate in, engage in, provide services to, invest in or own any interest in any Competing Business (as defined below). Notwithstanding the foregoing, Employee shall be permitted to own, directly or indirectly, solely as an investment, securities of any organization or entity, which are traded on any national securities exchange or NASDAQ. No non-profit organization shall deemed to be a Competing Business.

        For purposes of this Agreement:

          (a)   "Restricted Period" means a period of twelve (12) months immediately following the Date of Termination.

          (b)   Because Employee has responsibility for all States in which Employer operates, "Restricted Area" means any State in which Employer operates during Employee's employment or the term of this Agreement.

          (c)   "Competing Business" any individual, business, firm, company, partnership, joint venture, organization, or other entity that (i) provides products and services in the insurance industry, (ii) is in direct competition with Employer relative to Employer's customers, partners, projects, and cultivated prospects (as they exist during the term of employment) served by Employee in his capacity as an employee, or (iii) any other business in which Employer is involved or has made plans to enter as of the date of Employee's termination from employment.

          14.2    Non-Solicitation.    Employee agrees that, during the term of this Agreement and during the Restricted Period, other than in connection with his duties under this Agreement, he will not, without the prior consent of the Employer, directly or indirectly, either for himself or any other person, (a) induce or attempt to induce any employee of Employer to leave the employ of Employer, (b) in any way interfere with the relationship between Employer and any of Employer's employees, (c) employ, or otherwise engage as an employee, independent contractor, or otherwise, any employee or independent contractor of Employer, other than former employees of Employer whose employment was terminated by Employer, or (d) induce or attempt to induce any customer, supplier, licensee, producer, independent agent or business relation of Employer of which Employee was aware of as a result of his employment with Employer or with whom Employee had contact with during his employment to cease doing business with Employer, or in any way interfere with the relationship between any customer, supplier, licensee, producer, independent agent or business relation of Employer. Notwithstanding the foregoing, the restrictions contained in this Section shall not apply to any individual who is a family member.

          14.3    Nondisparagement.    Employee shall not, directly or indirectly, at any time during the Employment Period and for a period of two years after Employee's termination, publicly disparage the respective shareholders, directors, officers, employees, producers or agents of Employer with the intent to harm any of the foregoing.

          14.4    Injunctive Relief.    Employee agrees that any breach or threatened breach of Sections 14.1, 14.2, and/or 14.3 would result in irreparable injury and damage to Employer for which Employer would have no adequate remedy at law. Employee therefore also agrees that in the event of said breach or any reasonable threat of breach, Employer shall be entitled to seek an immediate injunction and restraining order to prevent such breach and/or threatened breach and/or continued breach by Employee and/or any and all persons and/or entities acting for and/or with Employee. The terms of this paragraph shall not prevent Employer from pursuing any other available remedies for any breach or threatened breach hereof, including, but not limited to, remedies available under this Agreement and the recovery of damages. The parties hereto further agree that the provisions of the covenant not to compete are reasonable. Should a court or arbitrator determine, however, that any provision of the covenant not to compete is unreasonable, either in period of time, geographical area, or otherwise, the parties hereto agree that the covenant shall be interpreted and enforced to the maximum extent which such court or arbitrator deems reasonable.

        15.    Successors.

          15.1    Employer's Successors.    Employer will require any successor to the Employer that results from a Change in Control to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Employer would be required to perform it if no such Change in Control had taken place. "Change in Control" means an event that shall be deemed to have occurred on the date any Person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person) assets from Employer that have a total gross fair market value equal to or more than sixty (60%) of the total gross fair market value of all of the assets of Employer immediately before such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of Employer or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. However, there is no Change in Control when there is such a sale or transfer to (i) a shareholder of Employer (immediately before the asset transfer) in exchange for or with respect to Employer's then outstanding stock; (ii) an entity, at least fifty percent (50%) of the total value or voting power of the stock of which is owned, directly or indirectly, by Employer; (iii) a Person that owns directly or indirectly, at least fifty percent (50%) of the total value or voting power of the outstanding stock of Employer; or (iv) an entity, at least fifty percent (50%) of the total value or voting power of the stock of which is owned, directly or indirectly, by a Person that owns, directly or indirectly, at least fifty percent (50%) of the total value or voting power of the outstanding stock of Employer. For purposes of this Section 15.1, "Person" shall have the meaning given in Section 7701(a)(1) of the Code, and shall include more than one Person acting as a group as defined by the final treasury regulations issued under Section 409A of the Code. Failure of Employer to obtain such assumption and agreement prior to the effectiveness of any such Change in Control shall be a breach of this Agreement, and upon such Change in Control, Employee shall be paid in the same amount and on the same terms as he would be entitled to hereunder if Employer had terminated his employment without Cause on the date of the Change in Control.

          15.2    Employee's Successors.    This Agreement and all rights of Employee hereunder shall inure to the benefit of and be enforceable by Employee's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Employee should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts unless otherwise provided herein shall be paid in accordance with the terms of this Agreement to Employee's devisee, legatee, or other designee or, if there be no such designee, to Employee's estate. The services to be performed by Employee hereunder are specific to Employee and may not be assigned by Employee without the written consent of the Employer.

        16.    Notice.    For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

If to Employer: Hilltop Holdings, Inc. 200 Crescent Court, Suite 1350 Dallas, TX 75021 Attn: Chief Executive Officer	If to Employee: Darren Parmenter 19115 E. Pinewood Dr. Centennial, CO 80016 T: (303) 617-1966 E: darrenp43@comcast.com

Copy to (which shall not constitute notice): Haynes and Boone, LLP 901 Main Street, Suite 3100 Dallas, TX 75202 Attn: Tom Harris	Copy to (which shall not constitute notice): T: E:

or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

        17.    Indemnification.    To the maximum extent permitted by Maryland law in effect from time to time, Employer shall indemnify and hold harmless Employee from any claim, loss, lawsuit, damage, fine, liability or similar such matter as may arise with respect to Employee's service to Employer or any Subsidiary, including any attorney fees associated therewith, other than for matters arising from the gross negligence or willful misconduct of Employee. To the maximum extent permitted by Maryland law in effect from time to time, Employer shall indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, shall pay or reimburse reasonable expenses in advance of final disposition of a proceeding to Employee (i) if Employee is made or threatened to be made a party to the proceeding by reason of his service to Employer or any Subsidiary, or (ii) if Employee, at the request of Employer, serves or has served as a director, officer, partner or trustee of another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise and is made or threatened to be made a party to the proceeding by reason of his service in that capacity. Employer may, with the approval of the Board or any duly authorized committee thereof, provide such indemnification and advance for expenses to Employee for service to any employee or agent of Employer or a predecessor of Employer. The indemnification and payment of expenses provided in this Section 17 shall not be deemed exclusive of or limit in any way other rights to which Employee may be or may become entitled under any bylaw, regulation, insurance, agreement or otherwise.

        Neither the amendment of this Section 17, nor the adoption or amendment of any other provision of this Agreement inconsistent with this Section 17, shall apply to or affect in any respect the applicability of the preceding paragraph with respect to any act or failure to act which occurred prior to such amendment or adoption.

        18.    Miscellaneous.    No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Employee and such officer of Employer as may be specifically designated by the Board or the Board's Compensation Committee. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Texas without regard to its conflicts of law principles. The obligations of Employer and Employee under this Section 18 and Sections 9, 10, 11, 12, 13, 14, 17 and 19 hereof shall survive the expiration of the term of this Agreement. The compensation and benefits payable to Employee under this Agreement shall be in lieu of any other severance benefits to which Employee may otherwise be entitled upon his termination of employment under any severance plan, program, policy or arrangement of Employer.

        19.    Withholding.    Any amounts payable or property transferred pursuant to this Agreement shall be subject to applicable tax withholding, and Employer may require a cash payment with respect to such obligations as a condition of any such payment or transfer of property.

        20.    Validity.    Should any portion of this Agreement be adjudged or held to be invalid, unenforceable or void, such holding shall not have the effect of invalidating or voiding the remainder of this Agreement and the parties hereby agree that the portion so held invalid, unenforceable or void shall, if possible, be deemed amended or reduced in scope, or otherwise be stricken from this Agreement to the extent required for the purposes of validity and enforcement thereof.

        21.    Counterparts.    This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

        22.    Captions and Gender.    The use of captions and Section headings herein is for purposes of convenience only and shall not effect the interpretation or substance of any provisions contained herein. Similarly, the use of the masculine gender with respect to pronouns in this Agreement is for purposes of convenience and includes either sex who may be a signatory.

        23.    Entire Agreement.    This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto; and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and cancelled.

        IN WITNESS WHEREOF, Employer and Employee have executed and delivered this Agreement as of the date written above.

EMPLOYER HILLTOP HOLDINGS INC.
By:	/s/ LARRY D. WILLARD
Name:	Larry D. Willard
Title:	Chief Executive Officer
EMPLOYEE:
/s/ DARREN PARMENTER
Darren Parmenter

QuickLinks

  Exhibit 10.18
RECITALS